SALE OF ASSETS


     This Agreement (the "Agreement"), entered into as of this 16th day of January, 1996, sets forth the terms whereby Canal+ D.A., or one or more of its permitted assignees, as set forth in Paragraph 4 (collectively, "Canal+"), subject to the approval of the Bankruptcy Court (defined in Paragraph 3.3), as provided below, will purchase specified assets of Carolco Pictures Inc. ("CPI") and of its subsidiaries listed on Exhibit "A" attached hereto (such subsidiaries being the "Carolco Subsidiaries"). Together, CPI and the Carolco Subsidiaries are referred to as "Carolco."

     1. Assets Acquired. Subject to the terms and conditions of this Agreement, Carolco shall sell, transfer and assign to Canal+ and Canal+ shall purchase from Carolco the following assets (collectively referred to as the "Assets"):

          1.1 Carolco Pictures. All of Carolco's right, title and interest in and to each of the 22 motion pictures produced or acquired by Carolco and listed in Schedule 1.1 ("Carolco Pictures") including, without limitation, to the extent of Carolco's interest therein, all rights of every kind and nature in such motion pictures including, without limitation, with respect to each such Carolco Picture the maximum extent of Carolco's interest in each of the following: (a) all copyrights (other than "Excluded Rights" as defined in Paragraph 1.1(a) below), trademarks, service marks, tradenames and other intellectual property rights throughout the world and all renewals and extensions thereof to each of the Carolco Pictures and the underlying rights upon which each Carolco Picture is based; (b) the right to use the present title of such Carolco Pictures and other titles; (c) subject to existing distribution agreements referred to in Schedule 8.4(b) or otherwise disclosed on Schedule 1.1, all rights of distribution and exhibition in all media and territories throughout the universe by any means, method or device now known or hereinafter devised, including, without limitation, all forms of theatrical distribution, non-theatrical distribution (including, without limitation, all airplane and ship rights), home video distribution (including videocassettes, videodiscs and all other forms of video devices now known or hereinafter devised), all forms of television distribution and exhibition (including, without limitation, pay television including, without limitation, all forms of subscription and pay-per-view television, cable television, free television, satellite television, digital television, video-on-demand and near-video-on-demand), all allied and subsidiary rights including, without limitation, Carolco's music rights, soundtrack rights, literary publishing rights, clip rights, merchandising rights, theme park rights, interactive, multimedia and optical rights and on-line and other forms of electronic data transmission rights; (d) subject to applicable talent and guild/collective bargaining agreements (i) the right to modify, edit, alter and abbreviate the Carolco Pictures for any purpose including censorship and the exigencies of distribution, (ii) the right to insert commercials and other material during, before or after the picture, (iii) all rights and benefits under contracts with third parties relating to the development, production and distribution of the Carolco Pictures (including all agreements for services and facilities and acquisition of underlying rights) to the extent necessary for Canal+ to exploit its rights under this Agreement, (iv) all rights to advertise, promote and publicize the Carolco Pictures including the rights to the titles, trademarks, logos, artwork and publicity materials and to prepare and exploit trailers, spots and excerpts of the Carolco Pictures.

               (a)  Excluded Rights.  For purposes of this
Agreement, "Excluded Rights" shall mean the Remake and Sequel rights to the Carolco Pictures and the "Additional Pictures" (defined below). "Remake" rights shall mean the right to develop, produce and distribute one or more motion pictures (feature, television, video, etc. and all ancillary rights relating thereto) using substantially the same characters and story line as the original motion picture.
"Sequel" rights shall mean the right to develop, produce and exploit one or more motion pictures using one or more of the principal characters from the original film in a different story line taking place before or after the story line of the original motion picture.

               (b)  Schedule 1.1.  Schedule 1.1 also
specifies the Carolco entity holding the rights to the Carolco Pictures and any third parties holding any ownership interest (such as co-production interests, as opposed to distribution rights or contingent participation interests) in the Carolco Pictures, and the general nature of that ownership and, to the best of Carolco's knowledge, any consents necessary to transfer to Canal+ the right, title and interest of Carolco or the relevant Carolco entity in and to the Carolco
Pictures.

          1.2 Additional Pictures. All of Carolco's right, title and interest in and to the 62 theatrical motion pictures, eight television motion pictures and six television series acquired by Carolco and listed in Schedule 1.2 ("Additional Pictures"). Carolco's right, title and interest in each such Additional Picture is held by Carolco under the terms of the applicable acquisition agreement for such Additional Picture specified in such Schedule 1.2. Schedule 1.2 shall also specify the types of rights acquired by Carolco, the entity holding such rights, the duration and territories of such rights, any other material conditions under such agreements, and any consents necessary to transfer to Canal+ Carolco's right, title and interest in and to the Additional Pictures. The Carolco Pictures and the Additional Pictures are collectively referred to as the "Library."

          1.3 Related Contract Rights. All of Carolco's material right, title and interest under the distribution, exhibition and licensing agreements relating to the Library and all related rights as listed in Schedule 8.4(b), including, without limitation, the right to any payments or other proceeds thereunder to the extent included in the Included Payment Rights.

          1.4 Audit Proceeds. One-half of all proceeds relating to the Library (net of costs incurred by either party related to such audit) from any audit that was initiated by Carolco prior to the Closing (other than the Pioneer Audit and the TriStar Audit), whenever received; provided, however, that if, after the Closing, issues are raised in such audit that relate to Included Payment Rights (as defined in Paragraph 1.6), any recovery in respect of such issues shall constitute Assets. As used in this Agreement, "Included Audit Rights" means rights to payments in respect of audits to which Canal+ is entitled under this Agreement. The "Tristar Audit" means the proceeds which may result from claims which arise out of or are related to that certain letter dated February 10, 1995 from Greenberg, Glusker, Claman, Fields & Machtinger to Tristar Pictures which was initial correspondence in an ongoing arbitration. The "Pioneer
Audit" means proceeds which may result from claims under the audit report from Film Financial Consultants dated June 1995. As promptly as possible after signature of this Agreement, Carolco shall deliver to Canal+ Schedule 1.4 which will set forth all current or planned audits of the Library conducted by Carolco.

          1.5 Physical Properties. All of Carolco's right, title and interest in and to tangible personal property in Carolco's possession or under its control relating to the Library, including, without limitation, all material property relating to the development, production, completion, delivery, exhibition, distribution or other exploitation, including, without limitation, literary property, exposed film, videotapes, developed film, positives, negatives, prints, answer prints, television spots, radio spots, dialogue continuities, press clippings, all versions including television, airlines and foreign language, special effects, pre-print materials, soundtracks, recordings, audio and video tapes and discs of all types and gauges, advertising and promotional materials relating to the Library, transparencies, posters, pressbooks, publicity kits, correspondence, contracts, agreements, licenses, and related documents, books, records and instruments and all duplicates, drafts, versions, variations and copies of each; and all pledgeholder, laboratory, access or film warehousing agreements related thereto (which shall be assigned to Canal+) and any and all documents issued by any pledgeholder, warehouseman or bailee with respect thereto (the "Physical Properties").

          1.6  Accounts Receivable and Other Payment Rights.
Accounts receivable (whether on or off Carolco's balance sheet), cash or cash equivalents received as a result of such accounts receivable, royalties, participations, fees, overages and other consideration from any source relating to the Assets, whether in bank accounts, in escrow accounts or held pursuant to escrow arrangements for the benefit of Carolco, and royalties and other amounts payable pursuant to any distribution or output contract relating to the Library (collectively, the "Payment Rights") that either (i) are earned in accordance with generally accepted accounting principles after the first to occur of March 31, 1996 or the Closing or (ii) are received after the first to occur of March 31, 1996 or the Closing, regardless of when earned, but in all cases excluding proceeds of the Pioneer Audit and the TriStar Audit (collectively, the "Included Payment Rights").

     2. Treatment of Included Payment Rights. Carolco shall not expend or otherwise dissipate the Included Payment Rights. To the extent permissible under Carolco's agreements with its creditors, all proceeds from Included Payment Rights will be segregated by Carolco as received pending the Closing, and deposited in a separate account requiring the joint signature of Carolco and Canal+. If such proceeds cannot be deposited in a joint account because of Carolco's agreements with its creditors, or if, notwithstanding the foregoing, any Included Payment Rights are expended or otherwise dissipated, the full amount of the Included Payment Rights received shall be credited against the purchase price at the Closing. At reasonable times and upon reasonable notice, Canal+, its employees and agents, shall have the right to review, copy, and audit, at Canal+'s expense, the books and records of Carolco related to all amounts received by Carolco from whatever source to determine compliance with the provisions of this Agreement. Any dispute as to the amount of credit against the purchase price shall be fully and finally resolved by a binding decision made by a mutually satisfactory independent accountant familiar with the business and assets of an entertainment business, who shall establish the offset amount, if any, within 30 days of referral of the matter to him. The name of the accounting firm and accountant shall be agreed to by the parties within five business days of the date either party notifies the other in writing that, in such party's good faith opinion, the matter cannot be resolved by the parties. If the parties cannot agree on the accounting firm and accountant within the five business day period, the Bankruptcy Court shall select a recognized accounting firm that is not the current accounting firm of either
Canal+ or Carolco.

     3.   Purchase Terms.

          3.1 Purchase Price. At the Closing, CPI shall sell, and shall cause the Carolco Subsidiaries to sell, and Canal+ shall purchase, the Assets for $58,000,000, less any credit that has been retained by Carolco as described in Paragraph 2, and less the reductions, if applicable, described in Paragraph 11.12. The purchase price shall be payable by wire transfer (or other cash equivalent) at the Closing as CPI directs in conformity with the order of the Bankruptcy Court.

          3.2 Offset Rights. Except for the right to offset against the purchase price and reduce the purchase price as described in Paragraph 3.1, Canal+ shall not offset against the purchase price or in any way reduce the purchase price by the amount of any claims
Canal+ may have against Carolco or any claims against Carolco that Canal+ may acquire from others in the future.

          3.3 Bankruptcy Court Approval. Carolco shall immediately use its best efforts to seek approval and authorization from the U.S. Bankruptcy Court for the Central District of California (the "Bankruptcy Court") to sell the Assets to Canal+ in accordance with the terms of this Agreement and pursuant to Section 363 of the U.S. Bankruptcy Code (the "Code") and to assume and assign applicable executory contracts to Canal+ on the terms and conditions of the Agreement pursuant to Section 365 of the Code. The date for the Bankruptcy Court hearing for such approval shall be March 5, 1996 or such other date set by the Bankruptcy Court ("Hearing Date").

          3.4 Allocation of Purchase Price. The purchase price shall be allocated among the Assets as the parties shall, in good faith, mutually agree, based upon fair market values. If the parties do not reach agreement within 30 days prior to the Closing (but in no event shall any such failure to agree delay the Closing), the issue of the allocation shall be resolved by referral to a mutually satisfactory independent accountant familiar with the business and assets of an entertainment business, who shall establish the allocation within 30 days after appointment. The decision of the accountant shall be final and binding on the parties, and the parties shall share equally in the cost of the accountant. The name of the accounting firm and accountant shall be agreed to by the parties within five business days of the date the parties have determined they cannot reach agreement on the allocation. The parties acknowledge and agree that Canal+ is not acquiring any goodwill of Carolco as a going concern and no value shall be allocated to such items.

          3.5  No Discounts on Included Payment Rights.
Carolco shall not enter into any agreement with any third party that results in any discount, compromise or acceleration of payment with respect to any Included Payment Rights; provided, however, that Carolco may accelerate accounts receivable set forth on Carolco's September 30, 1995 balance sheet.

          3.6 Deposit. Canal+ shall deposit into an escrow account on or before January 22, 1996, the amount of $2 Million, representing a good faith deposit. If the Agreement is terminated for any reason other than a breach by Canal+ of the Agreement, such $2 Million shall be immediately returned to Canal+. The terms of the escrow agreement and the escrow agent shall be reasonably satisfactory to Canal+ and Carolco.


     4. Assignment of Rights by Canal+. Canal+ may, in its sole discretion and without obtaining the consent of Carolco, assign any or all of its rights and obligations hereunder to any one or more existing or to be formed domestic or foreign subsidiaries or affiliates of Canal+ or its parent company. Notwithstanding anything in the preceding sentence to the contrary, Canal+ D.A. shall be liable for the payment of the purchase price and the Assumed Obligations (as defined in Paragraph 6.3); provided, however, that the liability of Canal+ D.A. for the payment of the purchase price and the Assumed Obligations shall be deemed satisfied to the extent such obligations are paid by another party.

     5. Closing. Subject to the satisfaction or waiver of the conditions set forth in Paragraph 12, the closing (the "Closing") shall be held on the first business day after the tenth calendar day after the entry of the order by the Bankruptcy Court referred to in Paragraph
12.1; provided, however, if there is a stay of such order (or other injunction with respect to such order), the Closing shall occur on the first business day after the expiration of the stay (and any other injunction) so long as the stay (and any other injunction) is dissolved within ten (10) calendar days of its effectiveness. If the stay (and any other injunction) is not dissolved within the 10-day period, Canal+ may, in its sole discretion, elect not to proceed with the transaction and shall have no liability for any such election not to proceed. At the Closing, Carolco shall deliver to Canal+ such executed and, if required, notarized documents of transfer for the Assets which Canal+ may reasonably request. At the Closing, Canal+ shall deliver to Carolco such executed documents evidencing Canal+'s assumption of the Assumed Obligations which CPI may reasonably request.

     6.   Assumption of Obligations.

          6.1  Intent of Parties.  Throughout this
Paragraph 6.1, reference is made to the responsibility of the parties hereto for pre- and post-Closing obligations to third parties. The parties hereto intend that such obligations be the responsibility of the party which receives revenues related to such obligation, and the provisions of this Paragraph 6.1 should be read in conjunction with this statement of intent. For example, if Carolco is the party to a contract which requires payments (whether such payments be Residuals as defined in Paragraph 6.2(c), Participations as defined in Paragraph 6.2(f), or other types of payments), and Carolco, either before or after the Closing, receives revenues related to such contract, which revenues Carolco is entitled to retain under this Agreement, Carolco is obligated to make any payments of amounts as determined under the third party contract which relate to (and only to) the revenues Carolco receives. Conversely, if Canal+, as assignee, is the party to a contract which requires payments (whether such payments be Residuals, Participations or other types of payments) and Canal+ receives revenues after the Closing related to such contract, which revenues Canal+ is entitled to retain under this Agreement, Canal+ would be obligated to make any payments of amounts as determined under the third party contract which relate to (and only to) the revenues Canal+ receives.

          6.2 Obligations Not Assumed. Canal+ shall not assume and shall not be liable for any obligations or liabilities of Carolco not expressly assumed herein. Without affecting the generality of the foregoing, Canal+ shall not be liable for:


               (a)  any costs, expenses, obligations, or
liabilities which result from benefits received by Carolco;

               (b)  any costs, expenses, obligations, or
liabilities related to or arising out of any employment relationships of Carolco;

               (c)  any residual payments pursuant to
collective bargaining agreements (collectively, "Residuals") resulting from Excluded Payment Rights or Excluded Audit Rights; "Excluded Payment Rights" means all Payment Rights that are earned in accordance with generally accepted accounting principles and collected before the first to occur of March 31, 1996 or the Closing; "Excluded Audit Rights" means rights to payments in respect of audits to which Carolco is entitled under this Agreement;

               (d) obligations in respect of any litigation, claims, demands or proceedings including those listed on Schedule 8.5 or related to any of the activities of Carolco prior to the Closing;

               (e)  any judgments, claims, damages, fees,
fines, or costs awarded against or incurred by Carolco, or agreed to by Carolco in connection with the TriStar Audit and any TriStar counterclaims against Carolco arising out of the TriStar Audit (the "TriStar Counterclaims");

               (f)  any talent participations or producer
royalties, including any fees payable for merchandising and music rights (collectively, "Participations") that are not listed on Schedule 8.4(c); and any Participations, whether or not listed on Schedule
8.4(c), resulting from Excluded Payment Rights or Excluded Audit
Rights;

               (g)  obligations under output agreements
unless such obligations are contained in executory contracts assigned to Canal+ pursuant to Paragraph 11.7, and then only with respect to obligations which result from Included Payment Rights or Included
Audit Rights; and

               (h)  obligations arising out of audits,
arbitrations, settlements, or judgments with respect to the Participations or Residuals that are not the obligation of Canal+ pursuant to Paragraphs 6.2(c) or 6.2(f) above, even if the audit, arbitration, settlement, or judgment requires a payment after the Closing.

          6.3 Obligations Assumed. From and after the date of the Closing, Canal+ agrees to assume and be liable only for the following specifically identified obligations (collectively, the "Assumed Obligations"):

               (a)  Residuals resulting from Included
Payment Rights and Included Audit Rights;

               (b)  obligations under executory contracts
assigned to Canal+ pursuant to Paragraph 11.7 which result from benefits under such executory contracts to which Canal+ is entitled under this Agreement;

               (c) payment or other contractual obligations to talent with respect to the Participations entered into prior to the date of this Agreement that are listed on Schedule 8.5(c) and that result from Included Payment Rights or Included Audit Rights; and

               (d)  obligations under distribution agreements
(relating exclusively to the Library) assigned to Canal+ pursuant to Paragraph 11.7 that result from Included Payment Rights or Included Audit Rights.

     7.   Other Offers.

          7.1  Procedure for Handling Competing Offers.

               (a)  At all times between the date of the
execution of this Agreement and the earlier of its termination or the Closing, CPI will not, and will not permit the Carolco Subsidiaries or any of its or their officers, directors or representatives, directly or indirectly and in any capacity, to take any action to solicit or initiate any Acquisition Proposal (as defined in clause (c) below) for the Assets; provided, however, that Carolco may engage in negotiations concerning an Acquisition Proposal with, or disclose any nonpublic information relating to the Assets, or afford access to the properties, books, or records of Carolco related to the Assets, to any person or entity with whom Carolco has had prior to the date hereof discussions regarding the purchase of the Assets or which person or entity contacts Carolco about such Acquisition Proposal.

               (b)  Carolco shall promptly notify Canal+ in
writing, in accordance with Paragraph 19, after receipt of any Acquisition Proposal or an offer that is, in the written opinion of Carolco's investment banker, on terms financially superior to those offered in this Agreement ("Competing Offer"), which notice shall specify the terms of the Acquisition Proposal or Competing Offer and, if a Competing Offer, shall include a copy of the opinion of Carolco's investment banker.

               (c)  "Acquisition Proposal" means any offer
or proposal to Carolco for all of the Assets and no other assets of Carolco.

          7.2  Canal+ Matching Rights.

               (a) Canal+ shall have five (5) business days after its receipt of Carolco's notice of receipt of a Competing Offer that includes the acquisition of all of the Assets which Carolco intends to accept to amend the terms of this Agreement to be at least as favorable as the terms in the Competing Offer, in which case this Agreement, as amended, will remain in effect. Carolco shall not have the right to accept one or more Competing Offers for less than all of the Assets. Canal+ shall have the right, by giving notice to Carolco within five (5) business days after its receipt of Carolco's notice of each Competing Offer, whether the Competing Offers are received concurrently or over time, and including higher Competing Offers made after Canal+ has made Replacement Offers (as defined below)
(but subject to a matching period of three (3) business days after Canal+'s receipt of Carolco's notice of a higher Competing Offer), to make one or more replacement offers for the Assets that are the subject of one or more of the Competing Offers at a price that matches or exceeds that set forth in the Competing Offers (the "Replacement Offer"). In each such case Carolco shall accept Canal+'s Replacement Offer as an amendment to this Agreement and in lieu of the Competing Offer that was the subject of the Replacement Offer. Carolco shall use its best efforts to promptly obtain the Bankruptcy Court's approval of and consummate the transaction described in this Agreement, as amended to include the Replacement Offer. Canal+'s delivery to Carolco of a Replacement Offer shall automatically amend this Agreement as set forth in the Replacement Offer.

               (b) If Canal+ fails to notify Carolco of its desire to so amend this Agreement within the time periods described above, Carolco may enter into a contract with the third party who made the Competing Offer (the "Third Party") on the same terms and conditions described in Carolco's notice within 30 calendar days after the date of Carolco's notice. If (i) the final agreement between Carolco and the Third Party is not fully executed within 30 calendar days after the date of Carolco's notice, or (ii) the transaction with the Third Party is not closed within nine (9) months after the date of Carolco's notice, or (iii) the terms of the final agreement are different in any material respect from the terms described in Carolco's notice to Canal+, then the Competing Offer shall again be subject to Canal+'s rights to amend or terminate this Agreement and match a Competing
Offer as described above. If a Competing Offer is conditioned upon the results of a due diligence investigation, Canal+'s Replacement
Offer may include a conforming due diligence right.

               (c)  Carolco's signing of such an agreement
with a Third Party after fully complying with the terms and conditions of this Section 7 shall immediately terminate this Agreement; provided, however, that the terms of Paragraph 7.2 and the terms of Paragraphs
14.2 through and including 14.5 shall survive such termination. If, following the 9-month period described above, the final agreement between Carolco and the transaction with the Third Party does not close, Canal+, at its option, may deliver to Carolco notice of reinstatement and the parties shall reinstate this Agreement giving effect to any Replacement Offers made and consummate the transaction on the terms described herein, except that the dates shall be amended to take account of the delay.

               (d)  If Canal+ makes a Replacement Offer,
as described in Paragraph 7.2(a), or meets the terms of a Competing Offer as described in Paragraph 7.2(b), and the party making the Competing Offer makes another Competing Offer, Canal+ shall again have the right to make a Replacement Offer or meet the terms of the Competing Offer within three (3) business days of notice of such Replacement Offer or Competing Offer, and such rights shall continue under the terms described in Paragraph 7.2, so long as Carolco continues to receive Competing Offers.

               (e)  Any order of the Bankruptcy Court
establishing an overbidding procedure with respect to the sale of the Assets (including a public or private auction held before the Bankruptcy Court on March 5, 1996 (or any adjourned or continued date thereof) subject to Canal+'s matching rights and minimum overbids of at least $500,000 and other terms and conditions reasonably satisfactory to Canal+) shall be consistent with the terms of this Agreement, including the procedures set forth in this Paragraph 7 except the three (3) and five (5) business day periods described in Paragraphs 7.2(a) and 7.2(d) shall not be applicable at the "in person" auction. The terms of this Paragraph 7.2(e) shall survive the termination of this Agreement.


          7.3 Exceptions. Nothing contemplated in this Paragraph 7 shall prohibit Carolco or the members of its board of directors from complying with its and their (a) fiduciary duties; (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder; and (c) obligations to comply with any orders of the Bankruptcy Court, including the obligation to disclose information. Canal+ agrees that it shall not file a claim or complaint or bring a cause of action against a Carolco director who, in good faith and after sufficient evaluation and analysis, and in compliance with his fiduciary duty, votes to approve or accept a Competing Offer.

     8. Representations and Warranties of Carolco. Carolco represents and warrants to Canal+ that:

          8.1 Authorization of Agreement. Subject to approval of its shareholders or approval of the Bankruptcy Court, CPI's and the Carolco Subsidiaries' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of CPI and the Carolco Subsidiaries. This Agreement has been duly executed and delivered by CPI and the Carolco Subsidiaries and constitutes a legal, valid and binding obligation of CPI and the Carolco Subsidiaries, enforceable in accordance with its terms, subject to approval of the Bankruptcy Court.

          8.2 Insurance. All causes of action, claims, and other actions asserted by third parties against Carolco with which Carolco has been served in regard to the Assets have been reported to Transamerica Insurance Group ("TIG"), Carolco's insurance carrier, during the policy period in which the causes of action, claims, or other actions were made.

          8.3  Governmental Approvals.  Except for (a)
approval of a sale by the Bankruptcy Court as described in Paragraph 12 below, and (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no approval of any court or administrative agency is required for the execution, delivery, and performance by Carolco of this Agreement.

          8.4  Title to Assets; Absence of Liens and
Encumbrances. Except as set forth on Schedule 8.4, a copy of which is attached hereto or delivered herewith, and incorporated herein by this reference, Carolco has not sold, conveyed, transferred, hypothecated or otherwise disposed of any of Carolco's right, title or interest in and to any Asset, or agreed to sell, convey, transfer, hypothecate (except for any replacement liens required as a result of any adequate protection order) or otherwise dispose of any of Carolco's right, title or interest in and to any Asset to any other person or entity. At the Closing, Carolco shall have the legal right and capacity to convey, and shall convey to Canal+ all of the right, title, and interest owned or held by Carolco in and to the Assets. Except as set forth in Schedule 8.4(a), such conveyance shall be free and clear of all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever other than the Assumed
Obligations. For purposes of this Agreement, free and clear shall mean, without limiting the generality of the foregoing, free and clear of any claims or liens asserted by the Guilds as defined in Paragraph 11.12, any replacement liens that were required as a result of an adequate protection order, any liens purporting to secure obligations of Carolco in respect of the Library or other Assets, any liens or mortgages held or owned by CPI, the Carolco Subsidiaries or the Controlled Entities, and any liens or mortgages held or owned by third parties on any copyrights owned by Carolco ("Free and Clear").
Schedule 8.4(a) lists all exceptions to Carolco's obligation to convey Free and Clear; 8.4(b) lists all binding distribution agreements related to the Library that exist as of the date of this Agreement; 8.4(c) lists all Participations relating to the Assets (including any applicable merchandising and music Participations); and 8.4(d) lists all Residuals relating to the Assets.

          8.5 Litigation; Claims. As of the date hereof, all litigation to which Carolco is a party and on which Carolco has been served is listed on Schedule 8.5, attached hereto and incorporated herein. Schedule 8.5 also sets forth all proceedings, demands or claims (including governmental proceedings, demands or claims) pending or threatened in writing against Carolco to the best of Carolco's knowledge which are material to Carolco or this Agreement. Carolco shall, once per quarter and five (5) business days prior to the Closing, provide Canal+ with an updated Schedule 8.5.

          8.6  No Infringement.  Carolco's ownership of the
Assets does not violate or infringe on the right of any other person or entity in any material respect. The signatories to this Agreement are the sole entities that are required to sign this Agreement in order to convey all of Carolco's right, title and interest in and to the Assets to Canal+ on the terms described in this Agreement.

          8.7 Accuracy. All of the documents provided to Canal+ by Carolco in connection with this transaction are accurate copies of the original documents. The information in the documents and other information provided in writing and in this Agreement and the Schedules and Exhibits attached thereto to Canal+ by Carolco is true and accurate in all material respects and does not omit material facts necessary to make the statements therein not misleading, in light of the circumstances under which they were made.

     9. Representations and Warranties of Canal+. Canal+ represents and warrants to Carolco that:

          9.1  Authorization of Agreement.  Canal+'s
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Canal+ and constitutes a legal, valid and binding obligation of Canal+ enforceable in accordance with its terms.

          9.2  Non-Contravention.  Canal+'s execution,
delivery, and performance of this Agreement will not contravene any agreement to which it is a party or any order or judgment of any court.

          9.3  Governmental Approvals.  Except for
compliance with any applicable requirements of the HSR Act, no approval of any court or administrative agency is required for the execution, delivery, and performance by Canal+ of this Agreement.


     10. Miscellaneous. This Agreement shall be governed by the laws of California (except to the extent that the U.S. bankruptcy laws control, and except to the extent that matters related to corporate procedure and consents are subject to Delaware law). The forum for resolution of any dispute shall be in Los Angeles, California. All parties to this Agreement shall submit to the jurisdiction of the Federal Courts in the Central District of California and the California State Courts for Los Angeles County. Service of process on Canal+ shall be made by delivering a copy of any summons, complaint or other appropriate documents to the offices of Le Studio Canal+ (U.S.) at 301 North Canon Drive, Suite 228, Beverly Hills, California 90210,
Attention: Richard J. Garzilli, Esq. in Los Angeles. This Agreement contains the entire understanding and agreement of the parties in regard to the subject matter set forth herein. If any material term or material provision hereof is determined by a court to be invalid or unenforceable, (a) Canal+ may, at its option, terminate this Agreement, or (b) if Canal+ has not exercised its option to terminate, the term or provision shall be limited to the extent necessary to make it enforceable or severed from the Agreement, in which case, all of the remaining terms and provisions of this Agreement shall remain in full force and effect. This Agreement has been negotiated, and the parties agree that no party is the "drafter" for purposes of any rule of construction to the effect that contracts are to be construed adversely to the drafter. Carolco's obligations under this Agreement shall constitute administrative expense liability of Carolco and its estate under Bankruptcy Code Sections 507(a)(1) and 503(b)(1)(A). In order to permit the parties more readily to comply with requirements of the Federal Communications Commission, Securities and Exchange
Commission, and/or other governmental regulatory bodies, Carolco and Canal+ shall each deliver to the other, on a regular basis, word processing disks in a WordPerfect 5.1/6.0 format containing copies of all documents prepared by such parties which are reasonably requested by the other party in connection with this Agreement.

     11. Pre-Closing Actions and Other Covenants. Between the execution of this Agreement and the Closing, the following actions shall be completed within the time frames set forth below:

          11.1 [Intentionally omitted.]

          11.2 Bankruptcy Court Actions.

               (a)  Carolco shall serve by U.S. mail all
notices with respect to the hearing upon which the Bankruptcy Court will enter its order as described in Paragraphs 11.4 and 12.1 to all creditors including, without limitation, parties to executory contracts (even if not so required by the Code) (the "Notice re Order") in form reasonably approved by Canal+, and shall serve all other notices pertaining to the disposition of the Assets in accordance with the provisions of the Code and the rules promulgated thereunder, and shall otherwise comply with the requirements of the Code and such rules.
The Notice re Order shall be published in a newspaper of national circulation, such as the Wall Street Journal, National Edition, and a trade journal. Canal+ shall reimburse Carolco for the cost of publication. The Notice re Order shall state that Carolco is seeking an order of the Bankruptcy Court approving and authorizing the sale of the Assets, which shall be the property generally listed by type (unless circumstances warrant listing specific properties), and that Carolco has the legal right and capacity to convey, and all of the right, title, or interest owned or held by Carolco is being conveyed to Canal+ free and clear of all liens, claims, and encumbrances except for the Assumed Obligations and other claims or encumbrances listed on
Schedule 8.4(a). With respect to executory contracts being assigned to Canal+, the Notice re Order and a separate notice (the "Notice re Contracts") shall be served by U.S. mail on any non-Carolco party asserting a claim in, or based on, the contract and shall state the amount necessary to cure any default under Section 365 of the Code and shall specify the date by which the creditor or party to the contract must object to the cure amount. If there is a dispute between Carolco and the creditor or other party as to the amount required to cure, the Bankruptcy Court shall make a final and binding determination of the amount. The Notice re Contracts shall state that upon Carolco's tendering of the amount required to cure material defaults, which will occur on or before the Closing, the creditor shall be barred from asserting against Canal+, as assignee, or any affiliate of Canal+, any default or unpaid obligation under such contract allegedly arising or incurred prior to the Closing.

          11.3 Bankruptcy Court Filings. Carolco shall proceed diligently with filing with the Bankruptcy Court, documents and pleadings, in form and substance reasonably acceptable to Canal+, required pursuant to Sections 363 and 365 of the Code but in no event later than February 12, 1996.

          11.4 Bankruptcy Court Order. By March 10, 1996, the Bankruptcy Court shall have entered the order referred to in Paragraph 12.1 approving the sale by Carolco pursuant to Sections 363 and 365 of the Code in form and substance reasonably acceptable to Canal+.

          11.5 No Sale, Etc. of Assets. Between the date hereof and the Closing, Carolco shall not sell, assign, amend, convey, hypothecate (except for any replacement liens required as a result of any adequate protection order), or grant any rights or interests to any of the Assets to any third party without the prior written consent of Canal+ or take any other action which could adversely affect the Assets.

          11.6 Carolco's Best Efforts Undertaking. Carolco shall use its best efforts to consummate this transaction by, among other things (a) encouraging Carolco's bondholders and others with an interest in the transaction described herein to meet directly with Canal+ at Canal+'s request; (b) coordinating with Canal+ during the preparation of the bankruptcy documents and accepting reasonable comments from Canal+ in connection with the preparation and filing of the bankruptcy documents; and (c) causing the Carolco Subsidiaries or other Carolco entity (i) to sell and deliver to Canal+ any of the Assets in which such Carolco Subsidiary or other entity has an interest and (ii) to take any required action (including, without limitation, delivery of documents and making of filings) to consummate the transactions contemplated in this Agreement.

          11.7 List of Contracts to be Assumed. On or before February 6, 1996, and based on the Schedules to be provided by Carolco, Canal+ shall deliver to Carolco a preliminary list identifying the executory contracts that Canal+ elects to have assigned to it. Canal+ may modify such list by written notice delivered to Carolco on or before 25 days in advance of the Hearing Date. Such contracts shall include binding distribution agreements related exclusively to the Library that exist as of the date of this Agreement which are listed on
Schedule 8.4(b); provided, however, that nothing stated herein obligates Canal+ to elect to have assigned to it any executory contracts, other than distribution agreements that relate exclusively to the Library.

          11.8 Canal+'s Best Efforts Undertaking. Canal+ shall use its best efforts to consummate this transaction subject to the terms and conditions of this Agreement, and shall take any required action (including, without limitation, delivery of documents and making of filings) to consummate the transactions contemplated in this Agreement.

          11.9 No Assumption of Contracts. Carolco shall not, before or after the Closing, assume any executory contract that Canal+ has not elected to have assigned to it pursuant to Paragraph
11.7 if such executory contract relates to an Asset and could create or impose any material obligation or liability for Canal+ after the Closing. On or before February 6, 1996, and based on the Schedules to be provided by Carolco, Canal+ shall deliver to Carolco a preliminary list identifying any executory contracts referred to in the preceding sentence. Canal+ may modify such list by written notice delivered to Carolco on or before the date which is 25 in advance of the Hearing Date. As to any such executory contract, on or before March 10, 1996, Carolco shall obtain entry of order or orders of the Bankruptcy Court on notice to the non-Carolco parties to any such contract (a) authorizing and providing for rejection of any such executory contract in the bankruptcy proceeding effective as of the Closing, or (b) determining that any such executory contract will not create or impose any material obligation or liability for Canal+ after the Closing. Notwithstanding the foregoing, Carolco may, at Canal+'s written request delivered to Carolco by the Hearing Date, assume such contracts that have been modified in a manner that is reasonably acceptable to Canal+ and insures that Canal+ has no obligations or liability in connection with such executory contracts. This Paragraph 11.9 shall survive the Closing. If such modifications to assumed contracts requested by Canal+ result in the expenditure of funds, Canal+ shall bear the out-of-pocket costs incurred by Carolco.

          11.10     E&O Insurance and Indemnification.

               (a) Prior to the Closing, Carolco shall deliver to Canal+ a copy of written notice from TIG confirming that Carolco has paid the necessary premiums on its Errors & Omissions Policy (the "TIG Policy") to keep the TIG Policy in effect through its scheduled expiration date of September 15, 1996, and a copy of the policy. Prior to the Closing, Carolco shall deliver to Canal+ a letter from TIG or other evidence reasonably satisfactory to Canal+ stating that the existing TIG Policy does not vary in any material respect from the prior policy. Carolco shall not terminate, nor cause to be terminated, the TIG Policy prior to its scheduled expiration date of September 15, 1996.

               (b) Carolco shall indemnify, defend, and hold harmless Canal+, its past, present or future shareholders, officers, directors, affiliates, agents, servants, representatives, successors, assigns and all other persons or organizations acting on their behalf, and each of them, from and against any and all claims, actions, judgments, costs (including without limitation, reasonable attorneys' fees and costs), expenses, causes of action, obligations, debts, damages, losses and liabilities of whatever kind of nature brought by any third party with respect to the Assets (collectively, "Claims"); however, Carolco's obligations pursuant to this paragraph shall be limited to only those obligations for which coverage is provided to Carolco under the TIG Policy or any other insurance available to Carolco.


               (c)  Prior to the Closing, Carolco shall use
its reasonable efforts, at Canal+'s expense, to cause Canal+ to be named as an additional insured on Carolco's TIG Policy.

          11.11 Lien Releases. Prior to the Closing, Carolco shall deliver written termination and release forms to all third parties holding liens of record (including without limitation copyright mortgages) which have been satisfied and shall use its reasonable efforts to obtain from such third parties executed and, if required, notarized releases of all liens of record that have been satisfied. The releases shall be filed or recorded by Carolco immediately upon receipt.

          11.12 Guild Certification. At or prior to the Closing, Carolco shall obtain from each of SAG, DGA, WGA, the Motion Picture Industry Pension and Health Plans and, if a secured party, IATSE (collectively, the "Guilds") a certificate of acknowledgement ("Certificate"). Each Certificate shall be duly authorized and signed by an authorized officer of the Guild, and shall state the full amount, if any, of the Residuals (including, for purposes of this Paragraph 11.12, any payments due to the pension, health and welfare plans of the Guild) that remain unpaid through the date of the Certificate, which date shall not be more than 30 days prior to the Closing, that is based upon Excluded Payment
Rights and Excluded Audit Rights. The Certificate shall also state the estimated amount of the Residuals that is based upon Excluded Payment Rights and Excluded Audit Rights that is estimated to be unpaid from the date of the Certificate through the Closing. The Certificate will further state that, upon the Guild's receipt of the amounts set forth in the Certificate, no further amounts are owed to that Guild through the date of the Certificate, and that, conditioned upon the tender of the amount, if any, set forth in the Certificate, the Guild has no right or claim against Carolco or Canal+, and the Guild fully and finally releases Carolco and Canal+ from any obligation to pay or be liable for Residuals that were based upon Excluded Payment Rights and Excluded Audit Rights. On the
Closing, proceeds from the purchase price shall be delivered to the Guilds in the full amount of the Certificates. Notwithstanding the above, if Carolco, in good faith, notifies Canal+ in writing ten (10) business days prior to the Closing that, in Carolco's reasonable judgment, the amount set forth in any particular Certificate is not correct, the amount set forth in the Certificate shall be withheld from the purchase price by Canal+ and retained by Canal+ in a segregated account pending receipt by Canal+ of a settlement agreement and release signed by the Guild or a final judgment, not subject to any further appeal to any court, by a court of competent jurisdiction, setting forth the amount, if any, owed to the Guild in accordance with the terms of this paragraph, and that, upon tender of such amount, the Guild will have no right or claim against Canal+. Upon receipt of such document, Canal+ shall deliver to the Guild from the funds in such segregated account any funds owing to it, and to Carolco any amounts owing to it from the funds in such segregated account. If (a) any Guild fails to timely return its Certificate; or (b) Canal+ reasonably believes that any other guild, union, or collective bargaining organization, or any pension, health, or welfare plan associated with a Guild, any other guild, union or collective bargaining organization anywhere in the world (collectively, "Other Union"), may claim that Residuals are unpaid by Carolco as of the Closing, and Canal+ reasonably believes it could be liable to any Other Union due to Canal+'s independent relationship or agreements with such Other Union for amounts owing by Carolco as a result of Canal+'s purchase of the Assets, Canal+ shall withhold from the purchase price and maintain in the segregated account the amount that Canal+ reasonably determines as being the amount owed to that Guild or Other Union pending final judgment, not subject to any further appeal to any court, by a court of competent jurisdiction setting forth the amount, if any, owed to the Guild or Other Union in accordance with the terms of this paragraph.

          11.13     Termination of Interests of Atalanta,
Anabasis. Prior to the Closing, any right, title or interest of Atalanta Films International B.V., Atalanta Films International (Australia) Pty., Ltd., Atalanta Films Japan, BV and any other Atalanta entities (collectively, "Atalanta") in or to the Library or other Assets shall have been terminated by Carolco, or transferred, conveyed and delivered to Carolco, and such transfer or termination shall (a) not create any liability or obligation to Canal+ and (b) be properly documented, duly authorized, and fully enforceable. Prior to the Closing, Carolco shall cause Anabasis B.V. and Anabasis Investments N.V. (collectively, "Anabasis") to transfer, convey and deliver, in a properly documented, duly authorized and fully enforceable manner, any right, title or interest of Anabasis in or to the Assets to either Canal+ or Carolco without such transfer creating any liability or obligation to Canal+.

          11.14 Participation Statements. By no later than February 15, 1996, Carolco shall deliver to Canal+, for Canal+'s information purposes only, and not for purposes of determining Assumed Obligations, a statement for each Participation listed on
Schedule 8.4(c), prepared in Carolco's normal and customary manner, listing, among other things, gross receipts and allowable deductions, if any, and any amounts which are owing as a result of revenues that have been received and retained by Carolco, with such amounts being calculated through and as of December 31, 1995. Carolco shall deliver an updated statement for each Participation listed on Schedule 8.4(c) calculated through the Closing within 60 days after the Closing.

          11.15     List of Material Contracts.  On or before
January 31, 1996, Carolco shall deliver to Canal+ the list of all material executory contracts of Carolco relating to the Assets
(which list may be a copy of the list of executory contracts required to be filed with the Bankruptcy Court if such list identifies those material executory contracts relating to the Assets), and a list of all material rights Carolco has granted to third parties with respect to the Assets.

          11.16 Schedules. Within ten (10) days after the date of this Agreement, Carolco shall deliver to Canal+ all Schedules to this Agreement, including the following additional Schedules:

               (a)  Availability Dates.  Schedule 11.16(a)
shall set forth the names of the motion pictures in the Library and with respect to each such motion picture the names of the distributors under existing distribution and sales agency agreements, the rights licensed to each such distributor or sales agent, the territory licensed and the termination date of such agreement.

               (b)  Copyrights, Trademarks.  Schedule
11.16(b) shall set forth information in Carolco's possession about copyright and trademark registrations for each of the Carolco Pictures and, to the best of Carolco's knowledge, the dates of the most recent copyright and trademark searches for such motion pictures.

               (c)  Physical Properties.  Schedule
11.16(c) shall set forth for each motion picture in the Library the location and means of access to the material Physical Properties described under Paragraph 1.5 and the person or entity under whose name the Physical Properties are held.

               (d)  E&O Policies.  Schedule 11.16(d)
shall set forth all errors and omissions policies in effect with respect to the Library and maintained by Carolco or applicable to the Library, indicating the name of the carrier, the policy number, the amount of the premium, the policy period, the scope and amount of coverage, and the amount of deductibles.

          11.17 Cutthroat Consent. Carolco shall also use its best efforts to obtain any required consents for the transfer to Canal+ of all outstanding stock of Cutthroat Management Inc., the entity holding the interest in the partnership owning the copyright to Cutthroat Island.

     12. Conditions to Closing. Notwithstanding anything to the contrary in this Agreement, the obligations of Canal+ to purchase the Assets under this Agreement are subject, at its option, to the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Paragraphs 12.1 through and including 12.12 (except for Paragraph 12.4(b)). The obligations of Carolco to sell the Assets under this Agreement are subject, at its option, to the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Paragraphs 12.1, 12.4(b), 12.5, 12.6, 12.7 and 12.10.

          12.1 Bankruptcy Court Order.  By March 10,
1996, the Bankruptcy Court shall have entered an order approving the sale of the Assets, enabling Carolco to sell, transfer and deliver the Assets to Canal+ Free and Clear of all liens, claims, interests, and other encumbrances, except as set forth in Schedule 8.4(a) and except for the Assumed Obligations. The Bankruptcy Court shall issue separate findings of fact and conclusions of law that:

               (a)  Canal+ acted in good faith under
Bankruptcy Code Section 363(m) or otherwise;

               (b)  notice of the hearing concerning
approval of the sale and that the transactions contemplated thereby
(x) was given in accordance with applicable Bankruptcy Rules and any applicable order of the Bankruptcy Court and (y) constitutes such notice is appropriate under the particular circumstances and in accordance with Bankruptcy Code Section 102(l)(A);

               (c)  Carolco has the legal right and
capacity to convey, and all of the right, title, and interest owned or held by Carolco in and to the Assets as described in this Agreement can and shall be conveyed and transferred to Canal+ Free and Clear of all liens, claims, charges, pledges, security interests or other encumbrances other than the Assumed Obligations and other than as set forth in Schedule 8.4(a); and

               (d)  Canal+ shall only be liable, with
respect to the executory contracts that are assumed by Carolco and assigned to Canal+, for liabilities and obligations in accordance with the terms of this Agreement, and such executory contracts can and shall be assumed by Carolco and assigned to Canal+. Nothing in this Paragraph 12.1(d) shall relieve Canal+ of its obligations in respect of Participations as described in Paragraph 6.3.

               (e)  Canal+ shall not be liable for any
obligations in respect of any of the claims, demands, proceedings or litigation referred to in Schedule 8.5 or for any Participations or Residuals other than those specifically agreed to under the Agreement or for any other obligations not specifically assumed under this Agreement.

          12.2 [Intentionally Omitted.]

          12.3 No Material Change. There shall have been no material adverse change to the Assets, and Carolco shall have the right and ability to convey all of the Assets to Canal+ in the condition described in and otherwise in accordance with the terms of this Agreement.

          12.4 Performance of Obligations.

               (a)  (i) Carolco shall have performed in all
material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing including, without limitation, any material obligations set forth in Paragraph 17; and
(ii) the representations and warranties of Carolco contained in this Agreement shall be true in all material respects at and (except to the extent that such representations and warranties speak only as of an earlier date) as of the Closing as if made at and as of such time.

               (b)  Canal+ shall have performed in all
material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing; the representations and warranties of Canal+ contained in this Agreement shall be true in all material respects at and (except to the extent that such representations and warranties speak only as of an earlier date) as of the Closing as if made at and as of such time.

          12.5 Absence of Court Order. No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the transaction contemplated hereunder, and no proceeding shall have been filed (a) challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the sale of the Assets (other than motions filed pursuant to Section 363 and 365 of the Code concerning the sale of the Assets); or (b) seeking to restrain or prohibit Canal+'s ownership or operation or use (or that of its subsidiaries or affiliates) of the Assets.

          12.6 No Action or Order. There shall be no action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the transaction contemplated hereunder, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act (including any extensions thereof); in effect at the Closing that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) or (b) of Paragraph 12.5 above.

          12.7 No HSR Action. The parties shall not have received any communication from the Department of Justice or Federal Trade Commission (each, an "HSR Authority") (which communication shall be confirmed to the other party by the HSR Authority) that caused such party reasonably to believe that any HSR Authority has authorized the institution of litigation challenging, impairing or diminishing the benefits with respect to any of the transactions contemplated by this Agreement, and the waiting period provisions of the HSR Act shall have expired.


          12.8 Cure of Defaults. Carolco shall have made definitive provisions satisfactory to Canal+, in its sole discretion, to cure, at or before Closing, any material defaults and material monetary obligations related to any executory contracts, including, without limitation, Participations, to be assigned to Canal+, as required by Bankruptcy Code Section 365; and Carolco shall have delivered to Canal+ full and complete releases signed by the Guilds as described in Paragraph 11.12 and, if applicable, Canal+ shall have held back from the purchase price an amount determined in accordance with Paragraph 11.12.

          12.9 Consents.  Carolco shall have caused Pioneer
LDCA, Inc., which is a partner in the Dutch partnership known as Cliffhanger C.V. (the "Partnership"), in accordance with the agreement governing the Partnership, to consent to the transfer by Cliffhanger Investment Holdings Inc. ("Holdings") to Canal+ of Holdings' interest in the Partnership and shall have obtained any other consents referred to in Schedules 1.1 or 1.2 (with respect to material Additional Pictures).

          12.10 No Stay. There shall have been no stay of the Bankruptcy Court's order, as described in Paragraphs 11.4 and 12.1, or other injunction pertaining thereto, or the stay and injunction pertaining thereto shall have been dissolved within the time periods described in Paragraph 5.

          12.11     [Intentionally Omitted.]

          12.12     RCS Transfer.  RCS shall have taken all
necessary steps to transfer all of its right, title and interest in and to Chaplin to Carolco pursuant to the settlement between RCS and Carolco and such transfer has become unconditional.

          12.13 Settlement Agreements. Carolco shall have obtained authorization from the Bankruptcy Court to assume the Memorandum of Le Studio Canal+/Carolco Settlement Agreement dated as of May 31, 1995, the Release and Quitclaim Agreement relating to Spiderman dated as of November 7, 1995, under the Release and Quitclaim Agreement with RCS Video Services Antilles
NV and its affiliate dated as of March 28, 1995 and other executory settlement agreements entered in the last twelve months with third party participants involved in the production of the Carolco Pictures which, in Canal+'s reasonable judgment, should be assumed by Carolco, or not rejected by, in order to prevent any possible material reduction to the value of such Carolco Pictures.

          12.14     Assets Owned by Any of the Controlled
Entities. If any asset, which, if owned by CPI or any of the Carolco Subsidiaries would be deemed an Asset, is owned by a subsidiary, partnership or other entity which is wholly owned by CPI or any of Carolco Subsidiaries, then Carolco shall, prior to the Closing, cause such subsidiary, partnership or other entity (a) to transfer such asset to CPI or Carolco Subsidiary, (b) to acknowledge that such transfer shall be deemed for good and valuable consideration, and (c) to irrevocably waive any right to challenge or otherwise contest such transfer.

     13. Certain Canal+ Options. If this transaction does not close or the Closing is delayed because of a dispute over the allocation of the purchase price proceeds among CPI and the Carolco Subsidiaries, Canal+ may deposit the purchase price proceeds in trust. Immediately following such deposit, the Closing will occur, and the Bankruptcy Court shall thereafter allocate and distribute the proceeds of the purchase price to CPI and the Carolco Subsidiaries in accordance with an allocation formula determined by the Bankruptcy Court.

     14.  Termination.

          14.1 This Agreement may be terminated at any time prior to the Closing by mutual written consent of Carolco and Canal+.

          14.2 The terms of Paragraphs 14.2 through and including 14.5 shall survive the termination of this Agreement. Subject to the survival of Paragraphs 7.2, 14.2 through 14.5 and 15 (the "Surviving Paragraphs"), this Agreement shall terminate automatically, without further action required by either party, immediately upon the occurrence of any event or delivery of any notice as set forth in this Paragraph 14.2; provided, however, that Canal+ may, in its sole discretion, deliver to Carolco, within 30 days after the occurrence or delivery of notice, notice that it waives the automatic termination in accordance with the terms of its notice of waiver and the Agreement shall thereupon continue in full force and effect.

               (a)  If one or more of the actions set forth
in Paragraphs 11.2 through 11.4 has not been accomplished within the time frame for that action set forth therein.

               (b)  If any of the conditions set forth in
Paragraph 12 have not been achieved on or before March 30, 1996.

               (c)  If there has been a material adverse
change in or to the ownership of, rights to, or condition of the Assets, or Carolco is unable to convey to Canal+ one or more of the material Assets Free and Clear of all liens, claims, charges, pledges, security interests or other encumbrances other than the Assumed Obligations and other than as set forth in Schedule 8.4(a).

               (d)  If a trustee has been appointed by the
Bankruptcy Court to handle the estate of CPI or any Carolco
Subsidiary or the Chapter 11 proceeding has been (i) converted to a Chapter 7 proceeding, or (ii) dismissed.

               (e) If any action or pleading has been filed by Carolco challenging the enforceability of this Agreement.

          14.3 Breakage Fee. If (a) this Agreement is terminated because Carolco has accepted an Acquisition Proposal for the Assets from a Third Party in lieu of this Agreement by executing an agreement with a Third Party in accordance with Paragraph 7 or; (b) Carolco has failed to use its best efforts to accomplish one or more of the actions set forth in Paragraphs 11.2 through 11.4 and 12.10 and one or more of the actions set forth in Paragraphs 11.2 through 11.4 and 12.10 has not been achieved within the time frame for that action set forth therein; Carolco shall, in recognition and consideration of the time, effort, and costs incurred by Canal+ in pursuing this transaction, and preparing to develop and use the Assets upon the completion of the transaction, pay to Canal+ a fee in the amount of $500,000 including reimbursement for all reasonable fees payable and expenses incurred by Canal+ (including, without limitation, the fees and expenses of its accountants, attorneys, and other consultants) in connection with this Agreement (the "Fee"); provided, however, that Canal+ shall refund all or any portion of the Fee paid to it pursuant to the operation of clauses 14.3(a) or 14.3(b) if Canal+ ultimately acquires the Assets or a material portion thereof through Carolco bankruptcy proceedings for no more consideration than would have been allocated pursuant to this Agreement to the Assets ultimately acquired by Canal+. The amount of the Fee represents Canal+'s and Carolco's good faith attempt to place a reasonable monetary value on (a) the tangible and intangible costs likely to be incurred by Canal+ in connection' with the negotiation of this Agreement and the conduct of due diligence in connection with its purchase of the Assets; and (b) the tangible and intangible benefits likely to be conferred on Carolco or its estate as a result of Canal+'s participation in the sale process, which costs and benefits the parties agree are not readily quantifiable and may exceed
Canal+'s actual out-of-pocket expenses. In no event shall the Fee and the Reimbursement (as defined in Paragraph 14.4 below) be aggregated, and if one is payable, the other shall not be payable; provided, however, that if events occur which would otherwise result in both the Fee and the Reimbursement being payable, only the Fee shall be payable. The Fee shall represent the maximum aggregate amount Carolco shall collectively be required to pay to Canal+ in the event of a termination pursuant to this Paragraph
14.3 and shall represent the sole monetary remedy of Canal+ if this Agreement is terminated due to the occurrence of an event set forth in clause (a) or (b) of the first sentence of this Paragraph 14.3 or any breach or default by Carolco under this Agreement. However, the parties specifically agree that Canal+ shall have all equitable remedies such as specific performance and injunctive relief (but not including monetary equitable remedies) if Carolco breaches the Agreement by attempting to sell the Assets to a third party in violation of this Agreement.

          14.4 Reimbursement. If this Agreement is terminated at any time because of failure of a condition described in Paragraph 12.4(a) or 14.2(e), Carolco shall pay Canal+
$250,000, as reimbursement for Canal+'s actual out-of-pocket costs (including,. without limitation, attorneys' fees and costs) in connection with the transaction (the "Reimbursement"); provided, however, that Canal+ shall refund all or any portion of the Reimbursement paid to it pursuant to the operation of this Paragraph 14.4 if Canal+ ultimately acquires the Assets or a material portion thereof through Carolco bankruptcy proceedings for no more consideration than would have been allocated pursuant to this Agreement to the Assets ultimately acquired by Canal+.
The Reimbursement shall represent the maximum aggregate amount Carolco shall collectively be required to pay to Canal+ in the event of a termination pursuant to this Paragraph 14.4. The sole remedies of Canal+ if this Agreement is terminated due to the occurrence of an event set forth in Paragraph 12.4(a) or 14.2(e) shall be limited to payment of the Reimbursement, and specific performance, injunctive relief and other equitable remedies (but not including monetary equitable remedies).

          14.5 Agreement Void Upon Termination. Except for the terms set forth in the Surviving Paragraphs, all of which shall survive the termination of this Agreement, upon the termination of this Agreement, this Agreement shall become void and have no effect, and no party hereto shall have any liability to any other party or its stockholders or directors or officers or creditors. Subject to Paragraphs 14.3 and 14.4, nothing herein shall relieve any party from liability for any breach or default hereof.


     15. Confidentiality; Publicity. Carolco and Canal+ agree that, except as disclosures may be required by law, and except for press releases and announcements that may be made as described below, all of the terms and conditions of this Agreement shall be confidential, and neither party shall disclose any of the terms and conditions hereof to any other party (except to its board members and officers, attorneys, accountants, and other professional advisors). The parties agree to cooperate in making any disclosures required by law or issuing press releases or other public announcements concerning this Agreement or the transactions contemplated hereby at a time and in a manner reasonably satisfactory to both parties. Each party shall furnish to the other drafts of all disclosures required by law and all contemplated press releases or announcements prior to their filing or release. Carolco shall obtain the consent of Canal+ (which consent shall not be unreasonably withheld) with respect to the contents and timing thereof prior to any such release. The terms of this Paragraph 15 shall survive the termination of this Agreement and the Closing.

     16.  Responsibility of Parties for Taxes and other
Expenses. Carolco shall (a) pay or reimburse Canal+ for all sales, use, transfer, excise, customs, or other taxes or duties applicable to the sale to Canal+ of the Assets (and any deficiency, interest or penalty asserted with respect thereto); (b) pay when due all foreign, federal, state or local taxes measured by or with respect to the income or gross receipts of Carolco prior to the Closing or resulting from the sale to Canal+ of the Assets; and (c) pay all attorney and other professional fees incurred by Carolco prior to or after the Closing in connection with this transaction and its bankruptcy, and all other liabilities attendant to Carolco's operations and Carolco's liabilities as debtor-in-possession, all in accordance with the Code and orders of the Bankruptcy Court. Carolco shall put into an escrow account at the Closing an amount equal to the estimated taxes payable under clause (a) above as security for Carolco's obligation thereunder. The amount to be put into escrow shall be determined in accordance with and as part of the procedures provided for in Paragraph 3.4 to determine the allocation of the Purchase Price.

     17.  Further Assurances.  Prior to and after the Closing,
Carolco and Canal+ will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the intent of any of the provisions hereof, including, without limitation, putting
Canal+ in possession and operating control of the Assets. Without limiting the generality of the foregoing, on or prior to the Closing, Carolco shall deliver to Canal+ notice of the location of Physical Properties and physical lab access letters granting rights to the Physical Properties; an assignment of the claims, causes of action and choses in action that constitute Assets hereunder; and an assignment of all of Carolco's worldwide trademark, copyrights, rights and interests in copyrights, renewals and extensions of copyrights, domestic and foreign, relating to the Assets, all of which documents shall be in form and substance reasonably satisfactory to Canal+. Carolco shall also deliver to Canal+, on or prior to the Closing, all of the following documents which exist as of the date of this Agreement for all years available: copies of all originals of all contracts and agreements with third parties, and copies of all other documents, books, records, computer programs, software, computerized data, ledgers, work sheets, files, summaries, correspondence, and notes of Carolco relating to the Assets and copies of Carolco's system, if any, that, among other things, documents and/or calculates the Participations. Canal+ shall, upon reasonable request by Carolco, make available to Carolco reasonable information and documents to evidence
Canal+'s compliance with the terms of this Agreement.

     18. No Partnership. No relationship of partner, joint venturer or any other relationship which may give rise to liability on the part of Canal+ as a result of the direct or indirect acts or omissions of Carolco is intended to, or is, created by this Agreement. The parties acknowledge and agree that this is an arms-length transaction and that the sole relationship between the parties is that of buyer and seller. Each of CPI and the Carolco Subsidiaries filing a Chapter 11 petition has made its own decision to so file and to enter into this Agreement.

     19. Notices. All notices, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given and received if in writing and delivered either (a) personally (effective as of the date of delivery),
(b) by facsimile transmission with telephonic confirmation of receipt (effective as of the date of telephonic confirmation), (c) by deposit in the United States mail, first class, postage prepaid, registered or certified mail, return receipt requested (effective on date of receipt), or (d) by overnight courier (effective on date of receipt), in each case addressed,as set forth on the signature page of this Agreement.
Any party may change the address to which communications are to be directed by giving written notice to the other party in the manner provided for herein.

     20. Time of Essence. Time is of the essence in the performance of all obligations and with respect to all deadlines specified in this Agreement.

     Executed as of the date first above written.


                         Canal+ D.A.,
                         a French corporation


                         By:
                         Name:
                         Title:

                         Carolco Pictures Inc.,
                         a Delaware corporation


                         By:
                         Name:
                         Title:

                         Carolco International Inc.,
                         a Delaware corporation


                         By:
                         Name:
                         Title:


                         Carolco Production Services Inc.,
                         a California corporation


                         By:
                         Name:
                         Title:

                         Carolco Service Inc.,
                         a Delaware corporation


                         By:
                         Name:
                         Title:

                         Carolco Television Inc.,
                         a Delaware corporation


                         By:
                         Name:
                         Title:


                         Cliffhanger Investment Holdings Inc.,
                         a California corporation


                         By:
                         Name:
                         Title:


                         International Production Services Inc.,
                         a Delaware corporation


                         By:
                         Name:
                         Title:

                  Exhibit A


Carolco International Inc.
Carolco Pictures Inc.
Carolco Production Services Inc.
Carolco Service Inc.
Carolco Studios Inc. (Delaware)
Carolco Television Inc.
Cliffhanger Investment Holdings Inc.
International Production Services Inc.